Exhibit 10.3

Annex I to the Management Board of Fresenius Medical Care AG Presentation: "Approval of the LTI 2025+ Plan Documents" dated July 15, 2025

Fresenius Medical Care AG

Long-Term Incentive Plan 2025+

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1.	Preamble and Purpose
1.1

The management board (the Management Board) of Fresenius Medical Care AG (the Company) has decided to establish the Fresenius Medical Care Long-Term Incentive Plan 2025+ (the Plan) to grant performance-based non-equity virtual compensation instruments (the Performance Shares) to the members of the management boards of Affiliated Companies and to managerial staff members (Führungskräfte) of the Company and of Affiliated Companies (each a Participant) as a long-term oriented compensation component. The Plan succeeds the Fresenius Medical Care Long Term Incentive Plan 2024+ and applies to Performance Shares granted during fiscal year 2025 and thereafter.

1.2

The Performance Shares may entitle the Participants either to receive a cash payment or to a settlement in shares of the Company (the FME Shares) from the Company or from any Affiliated Company subject to the following provisions. The Plan contains the requirements, terms and conditions as well as the procedures for the grant and settlement of Performance Shares as well as the potential reversal of such settlement (the Plan Conditions).

1.3

The exhibits to this Plan, as amended from time to time, (the Exhibits) provide (i) the determination of the Participants whose Performance Shares Proceeds (as further defined in Clause 7.1), if any,  are paid out in cash (the Cash Performance Shares Proceeds, as further defined in Clause 7.5), and whose Performance Shares Proceeds, if any, are settled in FME Shares (the Equity Performance Shares Proceeds, as further defined in Clause 7.6), (ii) the Grant Dates (as further defined in Clause 4.1), the Vesting Date (as further defined in Clause 6.1) and the term of the Performance Period (as further defined in Clause 5.2) as well as (iii) the relevant targets, target values and weightings under the Plan.

1.4

The purpose of this Plan is to align the interests of the Participants with the interests of the Company, its Affiliated Companies and its shareholders in encouraging the long-term and sustainable growth of the Company. This Plan is a competitive and transparent compensation component which links the long-term benefits for the Participants with the long-term successful and sustainable development of the Company and its Affiliated Companies and aims to provide an incentive for the continued employment or service relationship of Participants with the Company or one of its Affiliated Companies.

1.5	Capitalized terms used in this Plan but not defined in the body of the Plan are defined in Clause 15.

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1.6

With respect to any and all grants by the Management Board of Performance Shares that are to be settled in FME Shares (the Settlement Shares), this Plan constitutes a stock bonus plan and not a stock purchase plan. The Company’s grant of Settlement Shares shall not constitute an “offer,” “offer to sell” or “sale” of FME Shares to Participants “for value” as such terms are used in the U.S. Securities Act of 1933, as amended (the Securities Act). Without limiting the generality of the foregoing, the Plan shall be maintained and administered in such manner that (i) Participants shall not individually be required or permitted to pay or contribute cash or other tangible or definable consideration to the Company as a condition to, in connection with or in payment in whole or in part for, Settlement Shares, (ii) Participants shall have no authority or discretion to determine whether Performance Shares are settled in Settlement Shares, the price or value at which any Settlement Shares are deemed to be issued, or to make any other investment decision relating to the acquisition of Settlement Shares, and (iii) Settlement Shares shall be delivered at no direct cost to Participants and without imposition of any other terms or conditions that would require the registration of the Settlement Shares under the Securities Act for the delivery of Settlement Shares to Participants.

2.	Eligibility to Receive Performance Shares
2.1	The eligibility of Participants to receive Performance Shares will be finally determined by the Management Board, in each case – i.e., for each grant – in accordance with the terms of this Plan.
2.2

This Plan does not establish and should not be read or construed to establish a legal right to receive Performance Shares. Neither the status or possible status as a Participant nor the fact that a Participant was granted Performance Shares in previous periods shall be interpreted as an obligation that Performance Shares shall be granted or, if granted, shall continue to be granted in the future. In particular, granting Performance Shares does not constitute an operational practice (betriebliche Übung), even if Performance Shares have been granted for several successive years.

3.	Performance Shares
3.1

Performance Shares granted under the Plan may entitle a Participant to receive from the Company or from any Affiliated Company either a cash payment or Settlement Shares in accordance with the Plan Conditions.

3.2	Performance Shares are non-equity virtual compensation instruments which are settled either in cash or in Settlement Shares, as determined under the Plan, its

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Exhibits or by the Management Board at the time of grant. The Performance Shares will not be evidenced by certificates. Without limiting the generality of the foregoing, nothing in this Plan, any grant of Performance Shares, the achievement of any Performance Target (as defined in Clause 5.1) for any Performance Shares or the vesting of any Performance Shares, shall entitle any Participant to receive FME Shares (except for the right to receive Settlement Shares under this Plan and its Exhibits) or confer upon or be interpreted as conferring upon any Participant any right or interest whatsoever as a shareholder of the Company or of any other member of the FME Group including, but not limited to, the right to vote at, to receive notice of, or to attend any meeting of shareholders of any member of the FME Group or any other proceedings of any such FME Group member, or the right to dividends or other distributions.

4.	Grant of Performance Shares
4.1

Subject to final determination by the Management Board, the Participants will be granted Performance Shares for fiscal years from 2025 onwards. Performance Share grants may be made on a grant date as set out in the respective Exhibits (each a Grant Date). The Grant Date can, however, be subject to deviation in case of objective grounds (sachliche Gründe), as may be decided by the Management Board. For the avoidance of doubt, in case of such deviation from the Grant Date, any dates, periods and deadlines that refer or are to be determined by reference to the Grant Date change accordingly.

4.2

Each Participant will be awarded an individual grant value (the Grant Value) in the currency in which the Participant receives his or her base salary as agreed under the applicable employment or service agreement (the Grant Currency) from the Company or an Affiliated Company at the time when the Grant Value is determined by the Management Board. The amount of the individual Grant Value shall be determined on the basis of the Participant’s individual performance and the Participant’s responsibilities within FME Group. This determination will be made for each grant at the Management Board’s discretion.

4.3

To determine the number of Performance Shares to be granted to the respective Participant (the Number of Granted Performance Shares), the Grant Value denominated in the Grant Currency will, to the extent necessary, be converted into Euro based on the average Foreign Currency Exchange Rates effectively established over a period of 30 (thirty) calendar days prior to each Grant Date (the FX Rates at Grant Date), and will be divided by the value per Performance Share at Grant Date. The value per Performance Share will be determined in accordance with IFRS 2 on

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each respective Grant Date, denominated in Euro, and considering the average Stock Exchange Price over a period of 30 (thirty) calendar days prior to such Grant Date; if a Performance Target (as defined in Clause 5.1), is considered a “market condition” within the meaning of IFRS 2, a target achievement of 100% shall be assumed for such Performance Target for the period starting from the beginning of the Performance Period to the Grant Date for the purpose of calculating the value per Performance Share at Grant Date. For the avoidance of doubt, the Number of Granted Performance Shares will be rounded up or down using commercial rounding to the next integer number (e.g., 124.54 will result in 125).

4.4	In addition to, and without limiting the provisions of Clause 1.6, the grant of Performance Shares will be made without any payment by the Participant.
4.5	The grant shall be communicated to the Participants in text form, i.e., by mail, email or via an online platform. No grant shall be effective unless and until it is communicated to the Participant.
5.	Performance Targets
5.1

Based on the degree of attainment of pre-determined performance targets (the Performance Targets) the Number of Performance Shares to Vest (as defined in Clause 5.5) can vary from 0% of the Number of Granted Performance Shares to 200% of the Number of Granted Performance Shares. For each fiscal year under the Plan, the Performance Targets and their respective weighting are set out in the respective Exhibits to this Plan, as applicable to the Performance Shares for a particular fiscal year.

5.2

The achievement of the respective Performance Targets in relation to each grant of Performance Shares is measured over a multi-year performance period (the Performance Period) as set out in the respective Exhibits to this Plan.

5.3

The achievement of the Performance Targets for each grant of Performance Shares is determined at the end of the respective Performance Period, as set out in the respective Exhibits to this Plan for the fiscal years in such Performance Period, as applicable to the Performance Shares for a particular fiscal year, and as soon as the Company’s audited figures for the last year of the respective Performance Period are available (each a Performance Target Achievement).

5.4

The overall target achievement (the Overall Target Achievement) for each grant of Performance Shares is calculated on the basis of the Performance Target Achievements, taking into account the weighting applicable to each Performance

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Target as set out in the respective Exhibits to this Plan, as applicable to the Performance Shares for a particular fiscal year.

5.5

The total number of Performance Shares attributable to each Participant to vest (the Number of Performance Shares to Vest) is calculated by multiplying the Number of Granted Performance Shares with the Overall Target Achievement.

Example:

5.6

The Performance Target Achievement shall be rounded up or down using commercial rounding to the second decimal place of the percentage figure (e.g., 98.1523% will result in 98.15%). The Overall Target Achievement shall be rounded up or down using commercial rounding to the next integer number in percentage points (e.g., 128.352% will result in 128%). Similarly, the Number of Performance Shares to Vest shall be rounded up or down using commercial rounding to the next integer number (e.g., 46,437.5 will result in 46,438).

5.7

The definition of, and the degree of attainment for, the respective Performance Targets and the term of the Performance Period are specified in the Exhibits to this Plan, that will be communicated to the Participants for each Performance Period in text form, i.e., by mail, email or via an online platform.

6.	Vesting of Performance Shares
6.1	Vesting Date

Subject to the terms of this Plan, the Performance Shares will vest on the date as set out in the respective Exhibits (the Vesting Date). Exceptions or modifications may apply in special cases described in Clause 8.

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6.2	Additional Vesting Conditions

Subject to the terms of this Plan, the Performance Shares furthermore will vest only on the conditions and insofar as

(a)

the Participant continuously has been in an employment or service relationship with FME Group (other than as an independent service contractor) from the Grant Date to the Vesting Date (the Service Condition). In case the Service Condition has not been fulfilled, the respective Performance Shares are forfeited on the date on which the employment or service relationship of the Participant with FME Group ends. Exceptions or modifications may apply in special cases described in Clause 8 hereinafter; and

(b)

in relation to or in connection with his or her employment or service relationship with FME Group, the Participant has not committed any violations of legal provisions or other rules, e.g., internal guidelines of FME Group (the Compliance Violations). If, following a corresponding investigation, Compliance Violations have been determined conclusively with respect to a Participant, the Management Board is entitled to declare within its reasonable discretion and in due consideration particularly of the nature and the severity of the Compliance Violation the forfeiture, in whole or in part, of the Performance Shares granted to such Participant. The Participant shall be informed of the extent of the forfeited Performance Shares and of the reasons for the corresponding decision in text form, i.e., by mail, email or via an online platform.

In addition, with respect to Participants qualifying as “executive officers” within the meaning of the Policy (as defined in Clause 7.4), the Number of Performance Shares to Vest of any Participant, or the amount of Performance Shares Proceeds deliverable to a Participant in respect of the Number of Performance Shares to Vest of such Participant may be reduced in connection with, or to effectuate, the Company’s recovery of excess Incentive-based Compensation in accordance with the Policy and Clause 7.4 of the Plan.

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7.	Settlement of Performance Shares
7.1	Performance Shares Proceeds

Performance Shares Proceeds correspond to the Number of Performance Shares to Vest multiplied by the average Stock Exchange Price in cash in the period of 30 (thirty) calendar days prior to the Vesting Date (the Performance Shares Proceeds). The entitlement of a Participant to the Performance Shares Proceeds is fulfilled either as Cash Performance Share Proceeds or as Equity Performance Share Proceeds.

Example

7.2	Total Cap

The amount of Performance Shares Proceeds is capped in total at an amount equaling 400% of the Grant Value received by the Participant; any exceeding amounts of Performance Shares Proceeds will be forfeited without substitution. Clauses 10, 11.2 and 11.3 remain unaffected. For purpose of this Clause 7.2, the amount equaling 400% of the Grant Value will be determined, to the extent necessary, by conversion into Euro based on the respective Foreign Currency Exchange Rates on the Vesting Date.

7.3	No Compliance Violation

Settlement of the Performance Shares Proceeds to the Participant is made in each case with the proviso that with respect to the Participant a Compliance Violation within the meaning of, and pursuant to, Clause 6.2(b) has not been determined conclusively within a period of three years from the day of the payment of the Performance Shares Proceeds. Clause 11.5 shall remain unaffected.

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7.4	Application of Incentive-based Compensation Recovery Policy
(a)

In addition to, and not in derogation of, Clauses 7.3 and 11.5, grants of Performance Shares pursuant to this Plan, and Performance Shares Proceeds delivered pursuant to the Plan, to Participants qualifying as “executive officers” within the meaning of the Fresenius Medical Care Global Incentive-Based Compensation Recovery Policy (the Policy) shall be subject to recovery by the Company in accordance with the Policy, as the same may be amended, modified or amended and restated from time to time.

(b)

Notwithstanding the provisions of Clause 7.4(a), no portion of the Number of Performance Shares to Vest attributable to a Participant, and no portion of any Performance Shares Proceeds delivered to a Participant, in either case by virtue of the Company’s achievement of non-financial performance targets in whole or in part, for any fiscal year of the Company during the applicable Performance Period or for the applicable Performance Period as a whole (as determined in accordance with the weighting criteria set forth in Clauses 5.3 and 5.4), shall constitute Incentive-based Compensation or be subject to recovery by the Company under the Policy.

(c)

By acceptance of an award of a Grant Value pursuant to this Plan, a Participant acknowledges (i) receipt of the Policy and (ii) that except as provided in Clause 7.4(b), Performance Shares constitute Incentive-based Compensation, and agrees that in the event the Company is required to recover any portion of such Performance Shares Proceeds as excess Incentive-based Compensation in accordance with the Policy, such recovery may be effected by demand for a cash payment in the amount of the excess Incentive-based Compensation Received (as defined in the Policy) by such Participant, by reducing either the Number of Performance Shares to Vest attributable to such Participant constituting Incentive-based Compensation or the amount of Performance Shares Proceeds payable on the Vesting Date of such Performance Shares, or by any other method provided for in, or contemplated by, the Policy. In the case of any Performance Shares to vest for which the Overall Target Achievement is determined based on the achievement of both Performance Targets that are Financial Reporting Measures (as defined in the Policy) and Performance Targets that are not Financial Reporting Measures, the portion of such Performance Shares to vest recoverable by the Company shall be determined by the weighting criteria assigned to the respective Performance Targets.

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(d)	In the event of any inconsistency between the terms of any grant under this Plan and the provisions of this Clause 7.4, this Clause 7.4 shall govern.
7.5	Cash Performance Shares Proceeds

Cash Performance Shares Proceeds are determined in the currency in which the Participant receives his or her base salary from the Company or an Affiliated Company as agreed under the applicable employment or service agreement in the month of the Vesting Date. For this purpose, the respective Foreign Currency Exchange Rates on the Vesting Date shall be applied. In cases of special circumstances, the Management Board is entitled to adjust the Foreign Currency Exchange Rates on the Vesting Date to the benefit of the Participants.

Cash Performance Shares Proceeds are paid out to the Participant in cash without undue delay following the Vesting Date, and in all cases prior to March 15 of the calendar year following the Vesting Date.

7.6	Equity Performance Shares Proceeds

Equity Performance Shares Proceeds are settled by transfer of Settlement Shares in accordance with this Clause 7.6. Settlement Shares used to fulfil such transfer may, to the extent legally permissible and available at the time of the envisaged transfer, originate from an authorized capital (genehmigtes Kapital), a contingent capital (bedingtes Kapital) or treasury shares (eigene Aktien) of the Company.

The number of Settlement Shares to be transferred as Equity Performance Shares Proceeds corresponds to the Performance Shares Proceeds divided by the average Stock Exchange Price in cash in the period of 30 (thirty) calendar days prior to the Vesting Date (the Number of Settlement Shares). The Number of Settlement Shares shall be rounded up or down using commercial rounding to the next integer number

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(e.g., 55,324.88 will result in 55,325 Settlement Shares). For the avoidance of doubt, fractional shares will neither be delivered nor compensated.

Example:

The transfer of the Number of Settlement Shares determined in accordance with this Clause 7.6 – after deduction of the Number of Settlement Shares that have been sold in accordance with Clause 10.1, as the case may be – shall be made to a collective account established for the benefit of the Participants without undue delay following the Vesting Date, and in all cases prior to March 15 of the calendar year following the Vesting Date, if legally permitted and subject to the reservation of relevant internal guidelines and/or provisions agreed with the Participant; for the avoidance of doubt, this includes in particular the applicable legal provisions and the Company’s and the Affiliated Company’ internal rules set forth in the Company’s Global Insider Policy. For the avoidance of doubt, prior to transfer of the Settlement Shares to a Participant’s depositary account, a Participant is not entitled to any voting rights, dividends or any other shareholder rights from the Settlement Shares.

The Participant is obligated to cooperate with the Company and take any actions necessary to effect the delivery of Settlement Shares. Further, the Participant shall cooperate with the service providers designated by the Company to administer the Plan; this may include entering into contractual arrangements with such designated service providers, as the case may be. Settlement Shares will until further instruction of the respective Participant held in custody in a collective account established for the benefit of the Participants as outlined in the respective participant agreements. The Company or an Affiliated Company shall bear the costs for the collective account. Any costs, expenses or fees incurring from or in connection with the transfer of the Settlement Shares from the collective account to a Participant’s depositary account or

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selling the Settlement Shares transferred to the Participant shall be borne individually by each Participant.

8.	Performance Shares in Special Cases
8.1	Retirement
(a)

For the purposes of this Plan, retirement is defined as a case in which the Participant has reached the age of 63 years and his or her employment or service relationship with FME Group ends (the Retirement). In case of Retirement, the Service Condition described in Clause 6.2(a) shall be deemed to be met and the Participant’s entitlement to the Performance Shares shall vest on the respective Vesting Date subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b). The Performance Shares Proceeds shall be paid out to the Participant, in the form (Cash Performance Shares Proceeds or Equity Performance Shares Proceeds) set forth in accordance with this Plan, on the Vesting Date, or as soon as reasonably practicable thereafter.

(b)

Sentences 2 and 3 of the preceding Clause 8.1(a) shall apply accordingly if (i) the Mandatory Retirement Age applicable to the Participant is lower than 63 years, (ii) the Participant reaches this Mandatory Retirement Age and (iii) the Participant’s employment or service relationship with FME Group ends.

(c)

As far as legally permissible, all of those Participant’s Performance Shares which have not yet been settled and paid out according to Clause 7 above are forfeited with immediate effect if the Participant, within twelve months after his or her employment or service relationship with FME Group has ended, engages in activities that, in the reasonable judgment of the Company, are directly or indirectly competitive to FME Group, including entering into any employment or service relationship with any entity or person engaged in activities directly or indirectly competitive to FME Group; if the prerequisites for a forfeiture were present, but the Participant’s Performance Shares have already been settled and paid out, the consequences in Clause 11.5 shall apply to the relevant Performance Shares Proceeds.

8.2	Occupational Disability

Without prejudice to the scope of Clause 8.1, Clause 8.1(a) sentences 2 to 3 shall apply mutatis mutandis in the case of Occupational Disability, provided that (i) the Participant provides adequate proof of his or her Occupational Disability to the

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Company or the Affiliated Company within three months following the date of the occurrence of the Occupational Disability and (ii) the Participant is no longer in an employment or service relationship with FME Group and the Participant’s employment or service relationship with the Company or an Affiliated Company is terminated due to the Occupational Disability. If no such proof is provided within this period of time, the Management Board may declare forfeiture of the Performance Shares that have not yet vested.

8.3	Ordinary Termination/Cancellation of Employment or Service Relationship for other reasons

Except as otherwise provided herein, if a Participant’s employment or service relationship with the Company or an Affiliated Company has ended by termination or agreement, all Performance Shares not vested on the effective date of the termination or the agreement are forfeited.

8.4	Death

In case of death of a Participant, the Service Condition described in Clause 6.2(a) shall be deemed to be met and the Participant’s entitlement to the Performance Shares shall vest on the respective Vesting Date subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b). Performance Shares Proceeds shall be paid out to the Heirs of the Participant, in the form (Cash Performance Shares Proceeds or Equity Performance Shares Proceeds) applicable to the Participant – provided that the Heirs of the Participant cooperate with the Company and, in the case of Settlement Shares, take any actions necessary to effect the delivery of Settlement Shares – on the Vesting Date, or as soon as reasonably practicable thereafter, if they give evidence of their entitlement to the Company or an Affiliated Company or an office named by the Company or an Affiliated Company within three months after the death of the Participant; otherwise, the Management Board may deliver to the Heirs Cash Performance Share Proceeds instead of Equity Performance Share Proceeds or declare the Performance Shares to be forfeited. Clause 8.5 remains unaffected.

8.5	Termination for Cause

Notwithstanding Clauses 8.1, 8.2 and 8.4, all Performance Shares shall be forfeited if FME Group terminates the Participant’s employment or service relationship for cause, or if at the time of leaving, there were grounds which would have entitled FME Group to terminate the employment or service relationship for cause. Such cause or grounds are, in particular, construed to exist in case of a Compliance Violation as defined in Clause 6.2(b).

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8.6	Effect of Change in Status as Affiliated Company

If a Participant is employed by or providing services to a company which ceases to be or does not qualify as an Affiliated Company, all Performance Shares granted to the Participant shall be forfeited.

8.7	Exceptional Cases

In exceptional cases, the Management Board can waive or amend the provisions of this Clause 8, taking duly into account the Company’s interests.

9.	No Transferability / Forfeiture

Performance Shares granted under this Plan and Performance Shares inherited according to Clause 8.4 are not transferable. Any other purported transfer, assignment or disposal of Performance Shares, such as the granting of sub-participations therein, pledging, granting usufruct rights (Nießbrauch) or the formation of a trust, shall be void and invalid. The same applies to legal transactions which are economically equal to a transfer or assignment.

10.	Taxes, Contributions and other Expenses
10.1	General

Irrespective of whether the Performance Shares Proceeds are paid out or settled in Settlement Shares, the Performance Shares Proceeds are considered gross income. All taxes or contributions attributable to the Participant incurred in connection with the Plan shall be borne by the Participant or Participant’s successors in title, if legally permitted and subject to the reservation of relevant internal tax settlement guidelines and/or provisions agreed with the Participant. Any legal obligation of the Company or an Affiliated Company to pay income tax and other taxes or contributions on behalf of the Participant remains unaffected. The Company or Affiliated Companies are entitled for this purpose to deduct the necessary amounts from the remuneration of the Participant, including cash payments made under this Plan, until the tax and contributions are completely repaid or to require the Participant to pay or provide for payment of at least the minimum amount of any taxes and contributions that the Company or an Affiliated Company may be required to withhold with respect to the Plan. Furthermore, in case of Settlement Shares the Company or Affiliated Companies are entitled to sell a number of Settlement Shares (Sell-to-Cover) or withhold a number of Settlement Shares (Withhold-to-Cover) in order to finance taxes or contributions

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due. The Company can make the settlement under the Plan to the Participant conditional, inter alia, on evidence of payment of tax and/or contributions, or that adequate security is provided by the Participant. In this respect, the provisions of Section 38 (4) Income Tax Act (Einkommensteuergesetz) are referred to. The Participant shall be responsible for his or her own tax advice prior to his or her participation in the Plan. The Company or any Affiliated Company make no assurances and provide no guarantees concerning the existence or otherwise of any tax obligations. The Participant will receive from the Company or an Affiliated Company a certificate as to the financial benefit received.

10.2	Foreign Participants in this Plan

If the Participant is not liable for tax in Germany, the above provisions shall apply according to the applicable foreign tax law and/or double taxation agreements.

10.3	Section 162(m) of the U.S. Internal Revenue Code

If the Management Board determines that the limitations on deductions under section 162(m) of the U.S. Internal Revenue Code (the IRC) apply to Performance Shares granted to Participants hereunder, the Management Board shall be entitled to amend the grant volume of Performance Shares made to the respective Participants within these thresholds.

11.	Procedure, Ending and Adjustment of the Plan
11.1

Unless otherwise provided in this Plan, the Plan shall be interpreted, waived, adjusted or otherwise administered, and may be amended or modified by the Management Board and all Performance Shares granted to the Participants will be approved by the Management Board. Adjustments to the Plan may also be made with regard to Performance Shares which have already been granted, provided that this does not affect the value of the Performance Shares or that the Participant is fully compensated for any financial loss suffered.

11.2

In case of Extraordinary Developments, the Management Board is entitled to cap grants of Performance Shares and/or Performance Shares Proceeds to be paid to the Participants in cash or to be settled in Settlement Shares under the Plan.

11.3

Furthermore, the Management Board is entitled to determine in certain cases, based on its respective reasonable discretion, that any extraordinary commercial, tax or similar impacts that may occur during any relevant Performance Period affecting the level of Performance Target Achievement and/or Overall Target Achievement in

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relation to individual grants shall in full or in part be disregarded for purposes of determining Performance Target Achievement and/or Overall Target Achievement pursuant to this Plan in relation to such grants.

11.4	The Management Board is entitled to terminate the Plan with effect for all Participants at any time. Performance Shares already granted to the Participants remain unaffected.
11.5

If a Participant has committed Compliance Violations which have occurred and/or have been determined conclusively only after the payment of the Performance Shares Proceeds or the transfer of Settlement Shares, the Management Board is entitled within its reasonable discretion to claim back the Performance Shares Proceeds which are paid out and/or, as may be the case, settled in Settlement Shares, in each case in whole or in part, from the Participant in the Company’s name, provided that and insofar as the Performance Shares Proceeds have been paid to the Participant and/or as the Settlement Shares have been transferred to the Participant at a point in time that is within a period of three years prior to the day on which the Company makes the claim in writing, stating the reasons for such claim. For the avoidance of doubt, the Company’s rights pursuant to this Clause 11.5 shall not prejudice any other rights the Company may have against the Participant in relation to any Compliance Violations under or in connection with his or her employment or service relationship with FME Group.

11.6

In general, benefit payments remain subject to a substantial risk of forfeiture until they are paid under Clause 7.1, due to the Service Condition imposed under Clause 6.2(a). In such cases, there is no “deferred compensation” and the constraints imposed by Section 409A of the IRC do not apply. In the case of payments due to Retirement (Clause 8.1), Occupational Disability (Clause 8.2) and death (Clause 8.4), Plan benefits may constitute “deferred compensation”. In those cases, the Plan is intended to comply with Section 409A of the IRC by paying benefits on the fixed date and in the fixed form specified in Clauses 8.1 and 8.4, as applicable, thereby complying with Treasury Regulation Section 1.409A-3(a)(4).

The administration of any amounts payable hereunder that constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Plan shall be administered, interpreted and construed in a manner intended to avoid the imposition of additional taxes, penalties or interest under Section 409A. The Management Board may exercise its right to adjust the Plan pursuant to Clause 11.1 above in order to preserve the intended tax consequences of the Performance Shares, and avoid the imposition of any tax under Section 409A. Notwithstanding the foregoing, the Participant shall be solely responsible and liable for the satisfaction of

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all taxes, penalties and interest that may be imposed on or for the account of the Participant or his or her beneficiaries in connection with this Plan (including any taxes, penalties and interest under Section 409A), and the Company or any Affiliated Company shall have no obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

In the event that any settlement to the Participant is deemed to be an installment payment of nonqualified deferred compensation under Section 409A, each individual instalment payment shall be deemed to be a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

Other than by taking actions specifically permitted under this Plan, the Participant shall not have the right, directly or indirectly, to designate the taxable year during which a payment shall be made under this Plan.

12.	Liability Risks, Exchange Risks and Tax Risks
12.1	The liability of the Company and the Affiliated Companies, their respective legal representatives, employees and agents for simple negligence and consequential loss and loss of profit is excluded.
12.2

The Company grants no warranty for the general market development and price of the FME Shares after granting Performance Shares and, as the case may be, after the settlement in Settlement Shares, or for any other point or period in time. Therefore, the acceptance of Performance Shares and, as the case may be, the acceptance of Settlement Shares is at the sole risk of each Participant.

12.3

The Company grants no warranty that the tax and contributions deducted in accordance with Clause 10 or other tax and contributions payable by the Participants will be charged only on the Performance Shares Proceeds. Depending on a Participant’s personal circumstances, double taxation might occur if the Plan is subject to taxation in several countries. The Participants are advised to obtain advice on their personal tax situation.

13.	Term of the Plan

This Plan will be effective as of 1 January 2025 and shall apply to grants of Performance Shares made during fiscal year 2025 and thereafter. The Plan will terminate following the payout in cash or settlement in Settlement Shares of any

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Performance Shares Proceeds for the last grant made under this Plan or earlier, in the case the Management Board resolves so. Clauses 11.1 and 11.4 remain unaffected.

14.	Miscellaneous Provisions
14.1	This Plan is subject to German law without regard to the rules on conflict of laws. The German text version of the Plan shall prevail in all cases.
14.2

No provisions contained in this Plan (or in any documents referring to this Plan) transfer to a Participant or possible Participant any right to the continuation of his or her employment or service relationship with the Company or any Affiliated Company. No employment or service agreement can be deducted, derived or implied from this Plan (or from any documents referring to this Plan), nor shall it have any effect on the right of the Company or any Affiliated Company to change compensation or other benefits of such Participant or to terminate his or her employment or service relationship with or without notice. Notwithstanding the foregoing, neither this Plan nor any document connected therewith shall negate, cancel or otherwise adversely affect any independent contractual right of these persons.

14.3

If any provision of this Plan is invalid or unenforceable, the validity of the remaining provisions of the Plan shall not be affected. The same applies if it is ascertained that the Plan is subject to an omission. In these cases, the invalid or unenforceable provision shall be substituted, or an omission repaired by such provision which most closely corresponds to the intended purpose of this Plan.

14.4

References and headings attributed to individual Clauses and Sub-clauses of this Plan are solely for the purpose of easier reference. These headings are in no case significant or relevant for the interpretation of the Plan.

14.5

No provision in this Plan leads to or infers a presumption that the authority of the Management Board to issue Performance Shares or approve other compensation connected or not connected to shares granted under any other share based long-term incentive program or any other authority may in any way be restricted.

15.	Definitions
15.1	Affiliated Company means any company within FME Group with the exception of the Company.
15.2	Cash Performance Shares Proceeds is defined in Clause 7.5.

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15.3	Company is defined in Clause 1.1.
15.4	Compliance Violations is defined in Clause 6.2(b).
15.5	Equity Performance Shares Proceeds is defined in Clause 7.6.
15.6	Exhibits is defined in Clause 1.3.
15.7

Extraordinary Developments shall mean any kind of extraordinary scenarios in which the price of the Company’s shares would have lost any reasonably arguable correlation to the Company’s intrinsic enterprise value; however, no such Extraordinary Development shall be applicable in cases in which the price of Company’s shares rises (even substantially) as a result of the performance of the Participants.

15.8

FME Group stands for the group of entities including the Company and its affiliated companies within the meaning of sections 15 et seqq. of the German Stock Corporation Act; for the avoidance of doubt, this does not include Fresenius SE & Co. KGaA and the companies affiliated with Fresenius SE & Co. KGaA within the meaning of sections 15 et seqq. of the German Stock Corporation Act in any manner other than through the Company.

15.9	FME Shares is defined in Clause 1.2.
15.10

Foreign Currency Exchange Rates means the nominal prices of the foreign exchange rates as published by the European Central Bank. If no prices are published by the European Central Bank, the Management Board is entitled to agree on a suitable other form for obtaining the prices.

15.11	FX Rates at Grant Date is defined in Clause 4.3.
15.12	Grant Currency is defined in Clause 4.2.
15.13	Grant Date is defined in Clause 4.1.
15.14	Grant Value is defined in Clause 4.2.
15.15

Heir means the person, the persons, the trust or trusts, which are nominated by a Participant or, if no such nomination is made, is or are entitled by will or the respective applicable law in the event of the death of a Participant, to receive the benefit of the Performance Shares under this Plan. The concept “heir” therefore also includes the

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executor appointed by will or the administrator appointed by the court if no heir is named and is in a position to act under the given circumstances.

15.16	IFRS means the “International Financial Reporting Standards” which are issued by the International Accounting Standards Board, as amended.
15.17	Incentive-based Compensation has the meaning as defined in the Policy.
15.18	IRC means the U.S. Internal Revenue Code of 1986, as amended from time to time.
15.19	Management Board is defined in Clause 1.1.
15.20

Mandatory Retirement Age is the age which, when reached or exceeded, causes the mandatory termination of the Participant’s employment or service relationship with the Company or the Affiliated Company as per the employment or service contract or as per the local laws and regulations applicable to the Participant’s employment or service relationship. A termination within the meaning of the preceding sentence shall not be caused (i) in circumstances where the termination of the employment or service relationship is the result of a unilateral declaration or a subsequent individual agreement between the Company or an Affiliated Company on the one hand and the Participant on the other hand at a time when the Participant has not yet reached the age defined in sentence 1 or (ii) as long as the Company or an Affiliated Company on the one hand and the Participant on the other hand agree subsequently to continue the employment or service relationship in excess of the age defined in sentence 1. In this respect, the local laws and regulations applicable to the Participant’s employment or service relationship are the laws and regulations of the local employment or service relationship, i.e., the laws and regulations of the country or state in which the Participant regularly performs his/her work in accordance with the rules governing his/her employment or service relationship or, in the absence of contractual provisions or other arrangements regarding the place of work, the laws and regulations of the country or state from which the Participant regularly carries out the predominant part of his/her work in fulfillment of the employment or service relationship; the country or state where the predominant part of the work is regularly carried out shall not be deemed to have changed if the Participant is temporarily employed in another country or state or is performing services in another country or state, e.g., during a global assignment within FME Group. In such cases, the employment or service relationship with the home employer is deemed to be the local employment or service relationship for the purposes of this Plan, even if it is temporarily suspended.

15.21	Number of Granted Performance Shares is defined in Clause 4.3.

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15.22	Number of Performance Shares to Vest is defined in Clause 5.5.
15.23	Number of Settlement Shares is defined in Clause 7.6.
15.24

Occupational Disability means that a Participant is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. For purposes of this Plan with respect to U.S. taxpayers under Clause 8.2, a Participant shall be deemed disabled if determined to be totally disabled by the U.S. Social Security Administration; a Participant shall also be deemed disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s employer; provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section. If the Participant and/or the relevant employment or service relationship is subject to German law, only a reduction in earning capacity within the meaning of § 43 SGB VI is relevant.

15.25	Overall Target Achievement is defined in Clause 5.4.
15.26	Participant is defined in Clause 1.1.
15.27	Performance Period is defined in Clause 5.2.
15.28	Performance Shares is defined in Clause 1.1.
15.29	Performance Shares Proceeds is defined in Clause 7.1.
15.30	Performance Targets is defined in Clause 5.1.
15.31	Performance Target Achievement is defined in Clause 5.3.
15.32	Plan is defined in Clause 1.1.
15.33	Plan Conditions is defined in Clause 1.2.
15.34	Policy is defined in Clause 7.4.

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15.35	Retirement is defined in Clause 8.1.
15.36	Securities Act is defined in Clause 1.6.
15.37	Service Condition is defined in Clause 6.2(a).
15.38	Settlement Shares is defined in Clause 1.6.
15.39

Stock Exchange Price means the closing price (Schlusskurs) of the Company’s shares in the electronic XETRA trading system of Deutsche Börse AG in Frankfurt/Main or a comparable successor system denominated in Euro. If no closing price is set in the XETRA trading system, the Management Board is entitled to agree on a suitable means of replacing the closing price.

15.40

Treasury Regulation means the income tax regulations, including temporary and proposed regulations, promulgated under the U.S. Internal Revenue Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

15.41	Vesting Date is defined in Clause 6.1.

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